EXHIBIT 99.1

Contacts:

Paul Rosenbaum	Investors
Rentrak Corporation	PondelWilkinson Parham
Chairman & CEO	Ron Parham
503-284-7581	503-297-0202
par@rentrak.com	rparham@pondel.com

RENTRAK FY2007 NET INCOME AND EARNINGS PER SHARE

INCREASE 35 PERCENT ON 13 PERCENT REVENUE GROWTH

— Company Expands Multi-Screen Media Measurement Services

to Include Mobile and TV Set Top Box Tracking —

PORTLAND, Ore. (June 12, 2007)—Rentrak Corp. (Nasdaq:RENT) today announced financial results for its fourth quarter and fiscal year ended March 31, 2007.

Fourth Quarter Results

Fourth quarter net income increased five percent to $1.7 million, or $0.15 per diluted share, compared with $1.6 million, or $0.14 per diluted share, in last year’s comparable period. Fourth quarter revenues of $28.3 million were nearly equal to last year’s fourth quarter revenues of $28.4 million. Fourth quarter PPT segment revenues totaled $23.8 million, a decrease of four percent compared with $24.8 million in last year’s comparable period. On a sequential basis, PPT revenues increased three percent compared with $23.1 million in the third quarter of fiscal 2007, reflecting a comparable slate of titles and steady consumer demand for rental and purchase of titles offered under revenue-sharing terms. Fourth quarter AMI segment revenues increased 23.5 percent to $4.4 million, compared with $3.6 million in last year’s fourth fiscal quarter.

Selling and administrative expenses in the fourth quarter totaled $6.9 million, or 23.7 percent of revenue, compared with $6.3 million, or 22.3 percent of revenue, in last year’s fourth quarter and $6.3 million, or 23.4 percent of revenue, in the third quarter of fiscal 2007. The increased year-over-year spending is related primarily to the company’s continuing development, enhancement and marketing of its Essentials Suite™ services, together with incremental non-cash, stock-based compensation expenses of approximately $197,000 related to the company’s April 1, 2006 adoption of SFAS 123(R).

Fourth quarter operating income of $2.4 million improved 10.7 percent from $2.2 million in last year’s fourth quarter.

Rentrak Fiscal 2007 Fourth Quarter Earnings

Fiscal 2007 Results

Net income for fiscal year 2007 increased 35.4 percent to $6.0 million, or $0.54 per diluted share, compared with net income of $4.5 million, or $0.40 per diluted share, in fiscal 2006. Fiscal year 2007 revenues totaled $106.0 million, a 13.5 percent increase over fiscal 2006 revenues of $93.4 million, and above the company’s previous revenue guidance of at least $100 million. Fiscal year 2007 PPT segment revenues increased 11.4 percent to $90.6 million compared with $81.3 million in fiscal 2006, benefiting from a strong slate of available titles and strong consumer demand for rental and purchase of titles offered under revenue-sharing terms. Fiscal year 2007 AMI segment revenues increased 27.4 percent to $15.4 million, compared with $12.1 million in fiscal 2006.

Selling and administrative expenses totaled $24.9 million, or 23.5 percent of revenue, compared with $22.2 million, or 23.8 percent of revenue, in fiscal 2006. The increased year-over-year spending related primarily to the company’s continuing development, enhancement and marketing of its Essentials Suite™ services, together with incremental non-cash, stock-based compensation expenses of approximately $856,000.

Full fiscal year 2007 operating income improved 41.8 percent to $8.6 million from $6.0 million in fiscal 2006.

Rentrak Chairman and Chief Executive Officer Paul Rosenbaum commented, “Fiscal year 2007 was an outstanding year for Rentrak, as our Essentials Suite™ of services gained important new customers and our multi-screen media measurement strategy demonstrated great promise. Revenues climbed comfortably above $100 million driven by double digit growth in our PPT and AMI divisions, while income from operations of $8.6 million and net income of $6.0 million were the highest in the past five years.

“Over the past year, we’ve continued to establish strong new relationships with leading cable MSOs, added new customers in our PPT and AMI segments, opened up new opportunities, and in May announced our move into the mobile TV platform through an agreement with HiWire.”

Rosenbaum continued, “Rentrak has come a long way over the past five years by following a deliberate and methodical strategy. We’ve leveraged our proprietary data management and reporting technologies, added seasoned executives from key industry segments and carefully nurtured relationships of trust based on performance to create paths into new segments.

“Our success over the past two years with OnDemand Essentials™ has demonstrated our census-level capabilities to the broader television industry and opened doors into

Rentrak Fiscal 2007 Fourth Quarter Earnings

conventional television where $68 billion is spent annually on advertising and $2 billion on research. Rentrak is collecting TV data from set top boxes and testing its new TV Essentials service that tracks and reports anonymous second-by-second viewership information on programs and advertising. We believe our ability to capture TV viewership data at these levels of detail across tens of millions of set top boxes covering hundreds of channels and geographic markets is an incredibly important point of differentiation for Rentrak. The doors to TV would have been out of Rentrak’s reach had we not invested time and capital to develop strong relationships of trust in the on-demand market.”

Rosenbaum continued, “We believe more strongly than ever that Rentrak’s multi-screen media measurement strategy is perfectly timed to capitalize on the powerful industry trends toward increased media fragmentation and measurement complexity. The media measurement company that positions itself to help industry leaders build successful new media business models around new distribution platforms will find itself in a very favorable position. We intend to make Rentrak that media measurement company.

“Rentrak’s vision is to become the most reliable and trusted independent provider of timely, cross-platform media measurement and analytics in the multi-screen, digital world. We’re working closely with industry leaders to design new services that track and report entertainment and advertising consumption on a timely basis across all platforms and at a level of detail that was never before possible.

“The trusted relationships we’ve built with our current data providers and customers, combined with our proprietary IT capabilities, give us what we believe to be a lead of several years over our nearest competitor, and each new vertical platform we address with a new service maintains or extends that lead. Our proprietary IT capabilities are designed to be quickly adaptable to address the information demands of new platforms with minimum incremental investment.

“Therefore, in fiscal year 2008 we’ll continue to increase the use of our cash flow to develop services that track viewership of media distributed over mobile networks, broadband and on TV. Only by continuing to invest will Rentrak be positioned to realize its vision of offering the industry the most complete, most reliable, most accurate, and most timely cross-platform information accessible through a single, interactive, easy-to-use portal that makes analysis faster, more insightful and more actionable.”

Rosenbaum concluded, “Everything we envisioned five years ago about how the media market would change with the advent of digital distribution is coming true. At that time, we had a core set of tools that we knew could be expanded to address the needs of the industry as it

Rentrak Fiscal 2007 Fourth Quarter Earnings

began to explore multiple new platforms. We made a commitment to develop new services so they would be ready for our customers when their digital, multi-platform distribution models materialized. Today, that’s just beginning to happen, and the investments we’ve made over the past five years are enabling us to offer equally sophisticated media measurement technologies. As digital distribution platforms evolve and gain consumer acceptance, we believe that our Essentials Suite of services have the potential to produce substantial annual revenues and generate a significant return to our investors.”

Conference Call

Rentrak has scheduled a conference call for 2 p.m. (PDT) on Tuesday, June 12, 2007 to discuss its financial performance. Shareowners, members of the media and other interested parties may participate in the call by dialing 866-831-5605 from the U.S. or Canada, or 617-213-8851 for international callers, passcode 30881696. An audio replay of the conference call is available through midnight June 13 by dialing 888-286-8010 from the U.S. or Canada, or 617-801-6888 from international locations, passcode 86359282. This call is being webcast by CCBN and can be accessed at Rentrak’s web site at www.rentrak.com where it will be archived through June 12, 2008. The webcast is also accessible over CCBN’s Investor Distribution Network and available to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About Rentrak Corporation

Rentrak Corporation, based in Portland, Oregon, is an information management company serving clients in the media, entertainment, retail, advertising and manufacturing industries.  The company’s Entertainment Essentials™ suite of services is redefining media measurement in the digital broadband era.  Entertainment Essentials provides customers with near-real-time, actionable insight into performance of content distributed over a wide variety of modern media technologies.  Available by license or subscription, each Entertainment Essentials application allows executives to analyze detailed industry-wide and title-specific data to make decisions that enhance the bottom line and provide competitive advantage.  For further information, please visit Rentrak’s corporate Web site at http://www.rentrak.com.

Safe Harbor Statement

When used in this discussion, the words “anticipates,” “expects,'' “intends'' and similar expressions are intended to identify forward-looking statements. Such statements relate to, among other things, the revenues and results of operations for the company’s PPT® and information services segments and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could affect Rentrak's financial results include customer demand for movies in various media formats subject to company guarantees, the company’s ability to attract new revenue-sharing customers and retain existing customers, the company’s success in maintaining its relationships with studios and other product suppliers, the company’s ability to successfully develop and market new services to create new revenue streams, and Rentrak’s customers continuing to comply with the terms of their agreements. Additional factors that could affect Rentrak's financial results are described in Rentrak's March 31, 2007 annual report on Form 10-K and subsequent quarterly reports filed with the

Rentrak Fiscal 2007 Fourth Quarter Earnings

Securities and Exchange Commission. Results of operations in any past period should not be considered indicative of the results to be expected for future periods.

# # #

(Financial Tables Follow)

Rentrak Fiscal 2007 Fourth Quarter Earnings

Rentrak Corporation and Subsidiaries

Consolidated Balance Sheets

(In thousands, except per share amounts)

	March 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$11,351	$15,666
Marketable securities	22,105	14,832
Accounts receivable, net of allowances for
doubtful accounts of $596 and $461	19,965	18,314
Note receivable	385	—
Advances to program suppliers, net of program
supplier reserves of $23 and $32	166	225
Deferred income tax assets	77	110
Other current assets	574	607
Total Current Assets	54,623	49,754

Property and Equipment, net of accumulated
depreciation of $6,325 and $5,876	5,097	3,623
Deferred Income Tax Assets	—	312
Other Assets	652	639
Total Assets	$60,372	$54,328

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$13,707	$15,493
Taxes payable	125	972
Accrued liabilities	455	532
Deferred rent, current portion	90	—
Accrued compensation	1,631	1,366
Deferred revenue	460	484
Total Current Liabilities	16,468	18,847

Deferred Rent, long-term portion	1,050	—
Deferred Income Tax Liabilities	333	—
Notes Payable	955	—
Total Liabilities	18,806	18,847

Commitments and Contingencies	—	—

Stockholders’ Equity:
Preferred stock, $0.001 par value; 10,000
shares authorized; none issued	—	—
Common stock, $0.001 par value; 30,000 shares authorized; shares issued and outstanding:
10,724 and 10,697	11	11
Capital in excess of par value	48,155	48,069
Accumulated other comprehensive income	132	181
Accumulated deficit	(6,732)	(12,780)
Total Stockholders’ Equity	41,566	35,481
Total Liabilities and Stockholders’ Equity	$60,372	$54,328

See accompanying Notes to Consolidated Financial Statements.

Rentrak Fiscal 2007 Fourth Quarter Earnings

Rentrak Corporation and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		For the Twelve Months Ended March 31,
	2007	2006	2007	2006
Revenue	$28,257	$28,391	$105,998	$93,394

Operating expenses:
Cost of sales	19,134	19,861	72,492	65,111
Selling and administrative	6,698	6,339	24,938	22,241
Net loss from litigation settlements	—	—	—	—
Asset impairment	—	—	—	—
	25,832	26,200	97,430	87,352
Income from operations	2,425	2,191	8,568	6,042

Other income (expense):
Interest income	406	323	1,521	1,016
Interest expense	(2)	—	(7)	(2)
	404	323	1,514	1,014

Income before income taxes	2,829	2,514	10,082	7,056
Provision for income taxes	1,169	934	4,034	2,590
Net income	$1,660	$1,580	$6,048	$4,466

Basic net income per share	$0.16	$0.15	$0.57	$0.42

Diluted net income per share	$0.15	$0.14	$0.54	$0.40

Shares used in per share calculations:
Basic	10,662	10,631	10,632	10,575
Diluted	11,243	11,151	11,170	11,047

See accompanying Notes to Condensed Consolidated Financial Statements.